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                                                                  EXHIBIT 99.(b)

                            SHAREHOLDERS' AGREEMENT

         This SHAREHOLDERS' AGREEMENT (this "Agreement") dated December 26, 1994, is executed by BEVERLY ENTERPRISES, INC. ("Parent"), a Delaware corporation, which is the holder of 100 shares of the common stock, $.01 par value, of Pharmacy Management Services, Inc. (the "Company"); CECIL S. HARRELL, individually; JAMES N. HARRELL, individually and as trustee of the James N. Harrell Revocable Trust, u/a/d June 15, 1990, as amended and restated; and CECIL S. HARRELL and BERTRAM T. MARTIN, JR., as co-trustees of the Cecil S. Harrell Revocable Trust, u/a/d October 1, 1990, as amended and restated (collectively, the "Shareholders").

         WHEREAS the Shareholders own the respective number of shares of the Company's common stock, $.01 par value, set forth adjacent to their signatures to this Agreement (together, the "Shareholders' Shares");

         WHEREAS, this Agreement is entered into concurrently with the Agreement and Plan of Merger dated December 26, 1994 (the "Merger Agreement"), among Parent, the Company, and Beverly Acquisition Corporation ("Purchaser"), a Delaware corporation;

         WHEREAS, under the Merger Agreement, the Company will be merged with and into Purchaser, with Purchaser being the surviving corporation and a wholly-owned direct or indirect subsidiary of Beverly, and with the shareholders of the Company receiving shares of the common stock, $.10 par value, of Beverly (the "Merger"); and

         WHEREAS, capitalized terms not otherwise defined herein have the same meaning as in the Merger Agreement.

         NOW, THEREFORE, in order to fulfill the delivery of this Agreement by the Shareholders to Beverly, and in consideration of the offer to the Shareholders by Beverly for the Beverly common stock in accordance with the Merger Agreement, and the sum of Ten Dollars ($10.00) and other good and valuable consideration to each of the Shareholders, the receipt and adequacy of which are hereby acknowledged by each of the Shareholders, the parties agree as follows:

         1. VOTING. Upon the Company's solicitation of its shareholders to approve the Merger Agreement, the Merger, and the transactions contemplated thereby, the Shareholders shall vote the Shareholders' Shares in favor of the Merger Agreement and the Merger and the transactions contemplated thereby ("Favorable Vote"). The Shareholders further agree not to revoke any Favorable Vote regarding the Merger Agreement, the Merger, or the transactions contemplated thereby during the period that the Company solicits approval for such actions from its Shareholders. The Shareholders further agree not to vote in favor of any Acquisition Proposal or take any other action in their capacity as Shareholders which would be contrary to consummation of the Merger Agreement, the Merger, and the transactions contemplated thereby or which would facilitate any Acquisition Proposal.

         2. SALES AND TRANSFERS. Without the prior written consent of Beverly (which consent shall not be unreasonably withheld), the Shareholders hereby acknowledge and agree that they will not sell or otherwise transfer the
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Shareholders' Shares. The Shareholders further agree that, to facilitate compliance with this Agreement, a legend will be affixed to the Shareholders' Shares reflecting that the Shareholders' Shares are subject to this Agreement.

         3.      TERMINATION.     This Agreement shall terminate on the later
of: (1) the consummation of the Merger Agreement; (ii) termination of the Merger Agreement; (iii) the 180th day after termination of the Merger Agreement by the Company pursuant to Section 7.3(b)(ii), 7.3(d), or 7.3(e)(ii) of the Merger Agreement; or (iv) the 180th day after termination of the Merger Agreement by Parent pursuant to Section 7.3(g) or 7.3(h) of the Merger Agreement.

         4. IRREVOCABLE PROXY AND OTHER ACTIONS. In order to more fully assure to Beverly the benefits hereof during the term of this Agreement, each of the Shareholders agree to deliver to Beverly on the execution date of this Agreement a Power of Attorney and Irrevocable Proxy in substantially the form attached hereto as Exhibit "A" and take such further actions and deliver such further documents as Beverly shall reasonably request in order to assure to Beverly the benefits of this Agreement.

         5.      SPECIFIC PERFORMANCE.     The Shareholders acknowledge that
performance of the Shareholders' obligations pursuant to this Agreement is of vital importance to Beverly and monetary damages would be an inadequate remedy for breach of the Shareholders' obligations hereunder, and, accordingly, the Shareholders agree that Beverly shall be entitled, without prejudice to or in replacement of, but in addition to, any other rights and remedies otherwise available to Beverly, to specific performance of the Shareholders' obligations hereunder.

         6. THIRD PARTY RIGHTS. To the extent Beverly is unable for any reason to enforce its rights as a party to this Agreement, this Agreement is binding on the other parties hereto and shall inure to the benefit of Beverly as a third-party beneficiary of the Shareholders' Agreement. Beverly, as a third-party beneficiary of this Agreement, may enforce the provisions of this Agreement against the Shareholders to the extent as if the third-party beneficiary were a party to this Agreement. A party to this Agreement shall not assign any of its rights, interests, or obligations under this Agreement without the advance written consent of all the other parties to this Agreement, and any attempted assignment of delegation by a party without the advance written consent of the other parties will be invalid and ineffective against the nonconsenting parties.

         7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida.
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         IN WITNESS WHEREOF, Beverly and the Shareholders have caused this
Agreement to be duly executed as of the day and year first above written.



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
                                                     BEVERLY ENTERPRISES, INC.,
                                                     a Delaware corporation

                                                     By:    /s/Robert B. Woltil
                                                        -----------------------------------
                                                        Name: Robert B. Woltil
                                                        Title: Executive Vice President
                                                                and Chief Financial Officer


Shares Owned: 3,774,169                              CECIL S. HARRELL REVOCABLE TRUST, dated October 1, 1990, amended and restated May 1, 1991, as further amended and restated by that certain First Amendment dated November 20, 1992, as further amended by that certain Second Amendment dated February 4, 1993

                                                     By:    /s/Cecil S. Harrell
                                                        -----------------------------------
                                                        Cecil S. Harrell, as Co-Trustee

                                                     By:    /s/Betram T. Martin, Jr.
                                                        -----------------------------------
                                                        Bertram T. Martin, Jr.,
                                                        as Co-Trustee


Shares Owned: 760,050                                JAMES N. HARRELL REVOCABLE TRUST, dated June 15, 1990, amended and restated February 3, 1992, as further amended by that certain First
                                                     Amendment dated August 24, 1992

                                                     By:    /s/James N. Harrell
                                                        -----------------------------------
                                                        James N. Harrell, as Trustee



Shares Owned: -0-                                           /s/Cecil S. Harrell
                                                     --------------------------------------
                                                     CECIL S. HARRELL, Individually

Shares Owned: -0-                                           /s/James N. Harrell
                                                     --------------------------------------
                                                     JAMES N. HARRELL, Individually
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